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As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-206772

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 7
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT HOME GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5719 (Primary Standard Industrial Classification Code Number)	45-3229563 (I.R.S. Employer Identification No.)

1600 East Plano Parkway
Plano, Texas 75074
(972) 265-6227
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Judd T. Nystrom
Chief Financial Officer
At Home Group Inc.
1600 East Plano Parkway
Plano, Texas 75074
(972) 265-6227
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Andrew B. Barkan, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Mary Jane Broussard General Counsel At Home Group Inc. 1600 East Plano Parkway Plano, Texas 75074 (972) 265-6227	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

                    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	9,967,050	$16.00	$159,472,800	$17,609

(1)
Includes shares and the offering price of shares that may be sold upon any exercise of the underwriters' option to purchase additional shares.

(2)
This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously paid.

                    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

                This Amendment No. 7 (the "Amendment") to the Registration Statement on Form S-1 (File No. 333-206772) (the "Registration Statement") of At Home Group Inc. is being filed solely for the purpose of filing Exhibit 1.1 and updating Item 16(a) (Index to Exhibits) of Part II of the Registration Statement. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures, the index to exhibits and the filed exhibit and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

                The following table sets forth all the costs and expenses, other than underwriting discounts, payable in connection with the sale of the shares of common stock being registered hereby. Except as otherwise noted, the Registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee, the FINRA filing fee and the NYSE listing fee:

Amount
SEC registration fee	$29,230
FINRA filing fee	24,500
NYSE listing fee	250,000
Printing and engraving expenses	535,000
Legal fees and expenses	2,630,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees	10,000
Miscellaneous expenses	521,270

Total	$5,100,000

Item 14.    Indemnification of Directors and Officers

                Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The registrant's certificate of incorporation contains a provision which eliminates directors' personal liability as set forth above.

                The registrant's certificate of incorporation and bylaws provide in effect that the registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

                Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                The registrant has in effect insurance policies for general officers' and directors' liability insurance covering all of its officers and directors. In addition, the registrant has entered into indemnification agreements with its directors and officers. These indemnification agreements may require the registrant, among other things, to indemnify each such director or officer for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of the registrant's directors or officers.

Item 15.    Recent Sales of Unregistered Securities

                Since January 26, 2013, we have issued the following securities which were not registered under the Securities Act of 1933, as amended (after giving effect to the 128.157393-for-one stock split on July 22, 2016):

                Since January 26, 2013, we issued options to purchase an aggregate of 2,795,868 shares of common stock under the 2012 Option Plan.

                The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rules 506 and 701 promulgated thereunder. The securities were issued directly by the registrant and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits.

                See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules.

                Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings

                The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                The undersigned registrant hereby undertakes that:

                  (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                      (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

                     (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 1st day of August, 2016.

AT HOME GROUP INC.
By:	/s/ JUDD T. NYSTROM
	Name:	Judd T. Nystrom
	Title:	Chief Financial Officer

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Lewis L. Bird III	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2016
/s/ JUDD T. NYSTROM Judd T. Nystrom	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 1, 2016
* Martin C. Eltrich, III	Director	August 1, 2016
* Brian R. Hoesterey	Director	August 1, 2016
* Geoffrey G. Clark	Director	August 1, 2016
* Allen I. Questrom	Director	August 1, 2016
* Wendy A. Beck	Director	August 1, 2016

Signature	Title	Date

* Larry D. Stone	Director	August 1, 2016
* Philip L. Francis	Director	August 1, 2016

*By:	/s/ JUDD T. NYSTROM Judd T. Nystrom Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit No.		Exhibit Description
1.1	*	Form of Underwriting Agreement.
3.1	+	Second Amended and Restated Certificate of Incorporation of the Company.
3.2	+	Amended and Restated Bylaws of the Company.
4.1	+	Specimen Common Stock Certificate of the Company.
4.2	+
Second Amended and Restated Stockholders' Agreement, dated as of July 22, 2016, among At Home Group Inc., Starr Investment Fund II, LLC, SPH GRD Holdings, LLC, GRD Holding LP, GRD Holding AEA LLC and GRD Holding-A LP.
4.3	+	Registration Rights Agreement, dated as of July 22, 2016, among At Home Group Inc., Starr Investment Fund II, LLC, SPH GRD Holdings, LLC, GRD Holding LP, GRD Holding AEA LLC and GRD Holding-A LP.
5.1	+	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
10.1	+
Senior Secured Asset Based Revolving Credit Facility, dated October 5, 2011, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.1.1	+
First Amendment to Credit Agreement, dated May 9, 2012, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.1.2	+
Second Amendment to Credit Agreement, dated May 23, 2013, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.1.3	+
Third Amendment to Credit Agreement, dated July 28, 2014, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.1.4	+
Assumption and Ratification Agreement, dated September 29, 2014, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.1.5	+
Fourth Amendment to Credit Agreement, dated June 5, 2015, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

Exhibit No.		Exhibit Description
10.1.6	+	Fifth Amendment to Credit Agreement, dated June 15, 2016, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America N.A., as administrative agent and collateral agent.
10.2	+
Senior Secured First Lien Term Loan Facility, dated June 5, 2015, by and between At Home Holding III Inc., with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.
10.3	+
Senior Secured Second Lien Term Loan Facility, dated June 5, 2015, by and between At Home Holding III Inc., with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.'s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Dynasty Financial II, LLC, as administrative agent and collateral agent.
10.4	+†	Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Lewis L. Bird III, dated as of November 15, 2012.
10.4.1	+†	Amendment to Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Lewis L. Bird III, dated as of November 1, 2013.
10.5	+†	Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Judd T. Nystrom, dated as of January 25, 2013.
10.5.1	+†	Amendment to Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Judd T. Nystrom, dated as of November 1, 2013.
10.6	+†	Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Peter S.G. Corsa, dated as of February 2, 2013.
10.6.1	+†	Amendment to Employment Agreement by and between Garden Ridge Corporation, At Home Group Inc. (f/k/a GRD Holding I Corporation) and Peter S.G. Corsa, dated as of November 1, 2013.
10.7	+†	At Home Group Inc. (f/k/a GRD Holding I Corporation) Stock Option Plan, effective as of November 12, 2012.
10.8	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Lewis L. Bird III, dated as of November 26, 2012.
10.8.1	+†	Letter Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Lewis L. Bird III, dated as of November 26, 2012.
10.8.2	+†	Amendment to Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Lewis L. Bird III, dated as of December 4, 2012.

Exhibit No.		Exhibit Description
10.9	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Judd T. Nystrom, dated as of January 31, 2013.
10.9.1	+†	Amendment to Nonqualified Stock Option Agreement between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Judd T. Nystrom, dated as of February 18, 2013.
10.10	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Judd T. Nystrom, dated as of June 3, 2014.
10.11	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Peter S.G. Corsa, dated as of January 10, 2013.
10.11.1	+†	Amendment to Nonqualified Stock Option Agreement between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Peter S.G. Corsa, dated as of March 25, 2013.
10.12	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Peter S.G. Corsa, dated as of June 3, 2014.
10.13	+†	At Home Group Inc. Annual Bonus Plan.
10.14	+†	At Home Group Inc. Equity Incentive Plan.
10.15	+†	At Home Group Inc. Form of Option Award Agreement.
10.16	+	Form of Indemnification Agreement.
10.17	+†	Offer Letter by and between At Home Group Inc. and Jennifer Warren, dated as of December 9, 2014.
10.18	+†	Nonqualified Stock Option Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Jennifer Warren, dated as of April 7, 2015.
10.19	+†	Bonus Agreement by and between At Home Group Inc. (f/k/a GRD Holding I Corporation) and Jennifer Warren, dated as of April 8, 2015.
21.1	+	List of subsidiaries of At Home Group Inc.
23.1	+	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	+	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).
23.3	+	Consent of Buxton Company.
23.4	+	Consent of Russell Research, Inc.
24.1	+	Power of Attorney.

*
Filed herewith.

+
Previously filed.

†
Indicates management contracts or compensatory plans or arrangements in which our executive officers or directors participate.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS